Exhibit C

MML Capital Partners Contact:
Erica Lockhart
Investor Relations Manager
Tel +44 (0) 20 7024 2200
Email elockhart@mmlcapital.com

MAJORITY STOCKHOLDERS OF ARGYLE SECURITY, INC. ANNOUNCE
CHANGE IN COMPOSITION OF THE BOARD OF DIRECTORS

Stamford, CT –October 1, 2009 – (PRNewswire) – MML Capital Partners LLC, as advisor to, and on behalf of, Mezzanine Management Fund IV A, L.P. and Mezzanine Management Fund IV Coinvest A, L.P. (collectively, “MML”), as part of the majority stockholder group of Argyle Security, Inc. (OTC BB: ARGL) (“Argyle”), today announced that stockholders of Argyle holding more than a majority of the voting power of the capital stock entitled to vote executed a written consent to amend and restate Argyle’s bylaws (the “Amended Bylaws”) for purposes of, among other things, expanding the number of directors constituting the entire Argyle board from six (6) to fourteen (14) directors. These stockholders also appointed and elected employees of entities affiliated with MML to fill the eight (8) newly created directorships. MML had previously been involved in non-binding discussions with Argyle involving a potential transaction; however, due to the continued deteriorating operating and financial performance of Argyle and its subsidiaries, MML determined that a negotiated transaction on the terms under discussion was no longer viable.

MML also filed an application with the Delaware Court of Chancery under Section 225 of the Delaware General Corporation Law to hear and confirm the validity of the majority stockholder actions in adopting the Amended Bylaws and filling the eight (8) newly created directorships in the Argyle board. As part of this application, MML has requested the Court to promptly enter a status quo order permitting the incumbent directors and management to continue to manage Argyle’s day-to-day operations during the pendency of this proceeding, but preventing them from taking any corporate actions not conducted in the ordinary course of business.

By taking control of the Argyle board in this manner, the majority stockholders desire to continue Argyle’s operations with minimum disruptions. Before a specific plan to stabilize Argyle’s business can be developed, the newly constituted Argyle board expects to direct a thorough evaluation of all of the operations of Argyle and its subsidiaries.

Formed in 2005 and headquartered in San Antonio, TX, Argyle is a provider of services and solutions in the physical electronic security industry.

MML Capital Partners is a leading pan-European and transatlantic independent investment firm with over €1.5 billion invested across 11 countries during the last 20 years. MML has offices in London, Paris, Frankfurt and Stamford, CT.

Safe Harbor

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” “foresees,” “forecasts,” “estimates” and similar expressions identify forward-looking statements. The forward-looking statements are subject to risks and uncertainties, including the possibility that the majority stockholder actions in adopting the Amended Bylaws and filling the eight (8) newly created directorships are determined to be invalid by the Delaware Court of Chancery, the effect of the majority stockholder actions on the Company’s customer relationships, operating results and business generally, the risk that the majority stockholder actions disrupt current plans and operations and the potential difficulties in employee relations, the results of the evaluation of the Company’s operations and assets, the effect of any business or operation strategies adopted as a result of such evaluation, the impact resulting from downturns in economic conditions generally or the Company’s business, or the state of the corporate credit markets. Consider these factors carefully in evaluating the forward-looking statements. The risk factors listed in Argyle’s Form 10-K for the year ended December 31, 2008 and subsequently filed Forms 10-Q and 8-K also provide examples of risks, uncertainties and events that could cause actual results to differ materially from those contained in forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and MML undertakes no obligation to publicly update such forward-looking statements and is not responsible for changes made to this press release for Internet or wire services.